NEWS RELEASE

Exhibit 99.1

MATTEL REPORTS SECOND QUARTER 2018 FINANCIAL RESULTS

•	Worldwide net sales of $841 million in the second quarter.

•	Barbie® and Hot Wheels® continue strong momentum; Barbie gross sales up 12% and Hot Wheels gross sales up 21%, despite impact of Toys “R” Us™ liquidation.

•	Net sales decline driven by Toys “R” Us liquidation.

•	Company announced a reduction of over 2,200 positions, representing 22% of global non-manufacturing workforce, as well as planned sale of manufacturing sites in Mexico.

•	On track to deliver $650 million savings, reflecting progress in Structural Simplification program to restore profitability and improve efficiency.

•	Strong working capital performance driven by improved inventory management.

EL SEGUNDO, Calif., July 25, 2018 - Mattel, Inc. (NASDAQ: MAT) today reported second quarter 2018 financial results.

“Mattel is a company with great potential. We see a lot of opportunities, but there has been a big discrepancy between our financial performance over the last few years and where the company should be,” said Ynon Kreiz, Chairman and CEO of Mattel. “While the industry is evolving, the toy market continues to grow, and we should be able to reverse our own trends given our strong standing and the quality of our assets. With that said, we are in a turnaround and as expected, had a challenging second quarter driven primarily by the Toys “R” Us liquidation. At the same time, we saw continued strong performance by Barbie and Hot Wheels, and we made substantial progress on our Structural Simplification program to restore profitability and improve productivity in the near-term.”

Mr. Kreiz continued: “Our goal is to transform Mattel into an IP-driven, high performing toy company and I’m confident we have the right team, the right assets and the right strategy in place to achieve this and enhance long-term value for our shareholders.”

Joseph Euteneuer, CFO of Mattel added: “We are pleased to report that our two-year $650 million Structural Simplification program is on-track. We are ahead of schedule with our SG&A savings actions and, as a result, expect full year adjusted SG&A to be better than the outlook we provided earlier this year. While gross margin was challenged in the first half, we expect a significant sequential improvement in gross margin in the second half of the year.”

For the second quarter of 2018, net sales were down 14% as reported and in constant currency, versus the prior year’s second quarter. Gross sales were down 11% as reported and in constant currency, reflecting a 10% impact from the Toys “R” Us liquidation. Reported operating loss was $189.2 million, and adjusted operating loss was $141.3 million. Reported loss per share was $0.70 and adjusted loss per share was $0.56.
Financial Overview
For the second quarter, net sales in the North America segment decreased by 14% as reported, and decreased by 15% in constant currency, versus the prior year’s second quarter. Gross sales in the North America segment decreased by 13% as reported and in constant currency, primarily driven by the impact of the Toys “R” Us liquidation, lower sales of CARS™, Fisher-Price® and Thomas & Friends®, and Toy Box owned brands, partially offset by initial sales of Jurassic World™ and higher sales of Hot Wheels.

NEWS RELEASE

In the International segment, net sales decreased by 10% as reported and in constant currency versus the prior year’s second quarter. Gross sales in the International segment decreased by 5% as reported and in constant currency, primarily driven by lower sales of CARS and Fisher-Price and Thomas & Friends and the impact of the Toys “R” Us liquidation, partially offset by initial sales of Jurassic World™ and higher sales of Barbie and Hot Wheels. By region, the decrease in gross sales as reported was driven by lower sales in Global Emerging Markets, primarily in China.
Net sales for the American Girl® segment decreased by 32% as reported and in constant currency, versus the prior year's second quarter. Gross sales for the American Girl segment decreased by 34% as reported and in constant currency due to lower sales across channels.
Reported gross margin in the second quarter decreased from 41.0% in 2017 to 30.1% in 2018, primarily driven by higher materials costs, higher obsolescence, and unfavorable product mix. Reported other selling and administrative expenses increased by $6.8 million, primarily driven by severance and restructuring charges, partially offset by Structural Simplification program savings. Adjusted other selling and administrative expenses for the quarter decreased by $29.7 million, primarily driven by Structural Simplification program savings.
For the six months ended June 30, 2018, net cash flows used for operating activities were approximately $557 million, an increase of $8 million as compared to the prior period, primarily driven by a higher net loss, excluding the impact of non-cash charges, partially offset by lower working capital usage. Cash flows used for investing activities were approximately $85 million, a decrease of approximately $21 million as compared to the prior period, primarily driven by lower capital spending, partially offset by changes in foreign currency forward exchange contracts. Cash flows used for financing activities and other were approximately $209 million, as compared to cash flows provided by financing activities of approximately $61 million in the prior period, primarily driven by lower net short-term borrowings and net repayments of long-term borrowings of $274.5 million, partially offset by $260.4 million of dividend payments during the six months ended June 30, 2017.
Sales by Brand
Power Brands
For the second quarter, worldwide gross sales for Mattel Power Brands were $619.4 million, down 2% as reported and in constant currency, versus the prior year’s second quarter. Worldwide gross sales for the Barbie brand were up 12% as reported and in constant currency, primarily driven by positive POS momentum. Worldwide gross sales for the Hot Wheels brand were up 21% as reported, and up 22% in constant currency, primarily driven by higher sales of die cast cars. Worldwide gross sales for the Fisher-Price and Thomas & Friends brands were down 14% as reported, and down 15% in constant currency, primarily driven by lower sales of Fisher-Price infant and Thomas & Friends products. Worldwide gross sales for the American Girl brand were down 33% as reported and in constant currency, due to lower sales across channels.
Toy Box
For the second quarter, worldwide gross sales for Mattel Toy Box brands, which includes Owned Brands and Partner Brands, were $334.7 million, down 23% as reported and in constant currency, versus the prior year’s second quarter. Worldwide gross sales for Owned Brands were down 10% as reported and in constant currency, primarily driven by lower sales of Monster High® and MEGA™, partially offset by sales of Enchantimals™. Worldwide gross sales for Partner Brands were down 32% as reported and in constant currency, primarily driven by lower sales of CARS, partially offset by initial sales of Jurassic World™.

NEWS RELEASE

Conference Call and Live Webcast
At 5:00 p.m. (Eastern Time) today, Mattel will host a conference call with investors and financial analysts to discuss its 2018 second quarter financial results. The conference call will be webcast on Mattel's Investor Relations website, http://investor.shareholder.com/mattel. To listen to the live call, log on to the website at least 10 minutes early to register, download and install any necessary audio software. An archive of the webcast will be available on Mattel's Investor Relations website for 90 days, and may be accessed beginning approximately two hours after the completion of the live call. A telephonic replay of the call will be available beginning at 8:30 p.m. Eastern time the evening of the call until Wednesday, August 1, 2018, and may be accessed by dialing +1-404-537-3406. The passcode is 4398245.
About Mattel
Mattel is a leading global children’s entertainment company that specializes in design and production of quality toys and consumer products. We create innovative products and experiences that inspire, entertain and develop children through play. We engage consumers through our portfolio of iconic franchises, including Barbie®, Hot Wheels®, American Girl®, Fisher-Price® and Thomas & Friends®, as well as other popular brands that we own or license in partnership with global entertainment companies. Our offerings include film and television content, gaming, music and live events. We operate in 40 locations and sell products in more than 150 countries in collaboration with the world’s leading retail and technology companies. Since its founding in 1945, Mattel is proud to be a trusted partner in exploring the wonder of childhood and empowering kids to reach their full potential. Visit us online at www.mattel.com.

Contacts:

News Media	Securities Analysts
Alex Clark	Whitney Steininger
310-252-6397	310-252-2703
alex.clark@mattel.com	whitney.steininger@mattel.com

MAT-FIN MAT-CORP

NEWS RELEASE

Forward-Looking Statements
This press release contains a number of forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The use of words such as “anticipates,” “expects,” “intends,” “plans,” “confident that” and “believes,” among others, generally identify forward-looking statements. These forward-looking statements are based on currently available operating, financial, economic and other information, and are subject to a number of significant risks and uncertainties. A variety of factors, many of which are beyond our control, could cause actual future results to differ materially from those projected in the forward-looking statements. Specific factors that might cause such a difference include, but are not limited to: (i) Mattel’s ability to design, develop, produce, manufacture, source and ship products on a timely and cost-effective basis, as well as interest in and purchase of those products by retail customers and consumers in quantities and at prices that will be sufficient to profitably recover Mattel’s costs; (ii) downturns in economic conditions affecting Mattel’s markets which can negatively impact retail customers and consumers, and which can result in lower employment levels, lower consumer disposable income and spending, including lower spending on purchases of Mattel’s products; (iii) other factors which can lower discretionary consumer spending, such as higher costs for fuel and food, drops in the value of homes or other consumer assets, and high levels of consumer debt; (iv) potential difficulties or delays Mattel may experience in implementing cost savings and efficiency enhancing initiatives; (v) other economic and public health conditions or regulatory changes in the markets in which Mattel and its customers and suppliers operate, which could create delays or increase Mattel’s costs, such as higher commodity prices, labor costs or transportation costs, or outbreaks of disease; (vi) currency fluctuations, including movements in foreign exchange rates, which can lower Mattel’s net revenues and earnings, and significantly impact Mattel’s costs; (vii) the concentration of Mattel’s customers, potentially increasing the negative impact to Mattel of difficulties experienced by any of Mattel’s customers, including the bankruptcy of Toys “R” Us, Inc., or changes in their purchasing or selling patterns; (viii) the future willingness of licensors of entertainment properties for which Mattel currently has licenses or would seek to have licenses in the future to license those products to Mattel; (ix) the inventory policies of Mattel’s retail customers, including retailers’ potential decisions to lower their inventories, even if it results in lost sales, as well as the concentration of Mattel’s revenues in the second half of the year, which coupled with reliance by retailers on quick response inventory management techniques increases the risk of underproduction of popular items, overproduction of less popular items and failure to achieve compressed shipping schedules; (x) the increased costs of developing more sophisticated digital and smart technology products, and the corresponding supply chain and design challenges associated with such products; (xi) work disruptions, which may impact Mattel’s ability to manufacture or deliver product in a timely and cost-effective manner; (xii) the bankruptcy of Toys “R” Us, Inc. or other of Mattel’s significant retailers, or the general lack of success of one of Mattel’s significant retailers which could negatively impact Mattel’s revenues or bad debt exposure; (xiii) the impact of competition on revenues, margins and other aspects of Mattel’s business, including the ability to offer products which consumers choose to buy instead of competitor's products, the ability to secure, maintain and renew popular licenses and the ability to attract and retain talented employees; (xiv) the risk of product recalls or product liability suits and costs associated with product safety regulations; (xv) changes in laws or regulations in the United States and/or in other major markets in which Mattel operates, including, without limitation, with respect to taxes, tariffs, trade policies or product safety, which may increase Mattel’s product costs and other costs of doing business, and reduce Mattel’s earnings, (xvi) failure to realize the planned benefits from any investments or acquisitions made by Mattel, (xvii) the impact of other market conditions, third party actions or approvals and competition which could reduce demand for Mattel’s products or delay or increase the cost of implementation of Mattel’s initiatives or alter Mattel’s actions and reduce actual results; (xviii) changes in financing markets or the inability of Mattel to obtain financing on attractive terms (xix) the impact of litigation or arbitration decisions or settlement actions; and (xx) other risks and uncertainties as may be described in Mattel’s periodic filings with the Securities and Exchange Commission, including the “Risk Factors” section of Mattel’s Annual Report on Form 10-K for the fiscal year ended December 31, 2017. Mattel does not update forward-looking statements and expressly disclaims any obligation to do so.

NEWS RELEASE

Non-GAAP Financial Measures
To supplement our financial results presented in accordance with generally accepted accounting principles in the United States (“GAAP”), Mattel presents certain non-GAAP financial measures within the meaning of Regulation G promulgated by the Securities and Exchange Commission. The non-GAAP financial measures that Mattel uses in this earnings release include gross sales, adjusted net sales, adjusted gross profit, adjusted gross margin, adjusted other selling and administrative expenses, adjusted operating income (loss), adjusted earnings (loss) per share, earnings before interest expense, taxes, depreciation and amortization ("EBITDA"), adjusted EBITDA, and constant currency. Mattel uses these metrics to analyze its continuing operations and to monitor, assess and identify meaningful trends in its operating and financial performance, and each is discussed in detail below. Mattel believes that the disclosure of non-GAAP financial measures provides useful supplemental information to investors to be able to better evaluate ongoing business performance and certain components of the Company’s results. These measures are not, and should not be viewed as, substitutes for GAAP financial measures. Reconciliations of the non-GAAP financial measures to the most directly comparable GAAP financial measures are attached to this earnings release as exhibits and to our earnings slide presentation as an appendix.
Prior to its bankruptcy and liquidation in the first quarter of 2018, Toys “R” Us was Mattel’s second largest customer. As a result of the Toys "R" Us bankruptcy and liquidation, Mattel reversed net sales for the estimated uncollectible portion of its outstanding receivables originating from first quarter of 2018 sales and separately recorded bad debt expense for the estimated uncollectible portion of its outstanding receivables prior to the first quarter of 2018, net of subsequent recoveries. As such, for the first quarter of 2018, gross profit, as reported, operating income (loss), as reported, earnings (loss) per share, as reported, and EBITDA include the cost of sales for the inventory sold to Toys "R" Us but excludes the corresponding net sales. Other selling and administrative expenses, as reported, operating income (loss), as reported, earnings (loss) per share, as reported, and EBITDA also include bad debt expense, net of recoveries from the Toys “R” Us bankruptcy and liquidation. Mattel believes the presentation of gross profit, as reported, other selling and administrative expense, as reported, operating income (loss), as reported, earnings (loss) per share, as reported, and EBITDA excluding the Toys “R” Us sales reversal and bad debt expense, net is helpful to investors because it improves the comparability of our profit and margin measures, allowing investors to evaluate our performance and compare it to prior and future periods. Adjustments related to the Toys "R" Us bankruptcy and liquidation are reflected in the first quarter of 2018, but are only reflected in subsequent quarters to the extent necessary to revise prior adjustments. These adjustments are intended to improve comparability for investors and do not attempt to show what Mattel’s future net sales or other operating results would be without the loss of Toys “R” Us.
This earnings release and our earnings slide presentation are available on Mattel's Investor Relations website, http://investor.shareholder.com/mattel, under the subheading “Financial Information - Earnings Releases.”
Gross sales
Gross sales represent sales to customers, excluding the impact of sales adjustments. Net sales, as reported, include the impact of sales adjustments, such as trade discounts and other allowances. Mattel presents changes in gross sales as a metric for comparing its aggregate, brand and geographic results to highlight significant trends in Mattel’s business. Changes in gross sales are discussed because, while Mattel records the details of such sales adjustments in its financial accounting systems at the time of sale, such sales adjustments are generally not associated with brands and individual products, making net sales less meaningful. Since sales adjustments are determined by customer rather than at the brand level, Mattel believes that the disclosure of gross sales by brand is useful supplemental information for investors to be able to assess the performance of its underlying brands (e.g., Barbie) and also enhances their ability to compare sales trends over time.
Adjusted net sales
Adjusted net sales represents Mattel’s reported net sales, adjusted to exclude the net sales reversal related to the Toys “R” Us bankruptcy and liquidation, as referenced above. Adjusted net sales is presented to provide additional perspective on underlying trends in Mattel’s core net sales, which Mattel believes is useful supplemental information for investors to be able to gauge and compare Mattel’s current business performance from one period to another.

NEWS RELEASE

Adjusted gross profit and adjusted gross margin
Adjusted gross profit and adjusted gross margin represent reported gross profit and reported gross margin, respectively, adjusted to exclude the net sales reversal related to the Toys “R” Us bankruptcy and liquidation, as referenced above, and asset impairments. Adjusted gross margin represents Mattel’s adjusted gross profit, as a percentage of adjusted net sales. Adjusted gross profit and adjusted gross margin are presented to provide additional perspective on underlying trends in Mattel’s core gross profit and gross margin, which Mattel believes is useful supplemental information for investors to be able to gauge and compare Mattel’s current business performance from one period to another.
Adjusted other selling and administrative expenses
Adjusted other selling and administrative expenses represents Mattel’s reported other selling and administrative expenses, adjusted to exclude the impact of bad debt expense, net resulting from the Toys "R" Us bankruptcy and liquidation, as referenced above, asset impairments, non-recurring executive compensation, severance and restructuring expenses, and sale of assets, which are not part of Mattel’s core business. Adjusted other selling and administrative expenses is presented to provide additional perspective on underlying trends in Mattel’s core other selling and administrative expenses, which Mattel believes is useful supplemental information for investors to be able to gauge and compare Mattel’s current business performance from one period to another.
Adjusted operating income (loss)
Adjusted operating income (loss) represents Mattel’s reported operating loss, adjusted to exclude the impact of the net sales reversal and bad debt expense, net resulting from the Toys “R” Us bankruptcy and liquidation, as referenced above, asset impairments, non-recurring executive compensation, severance and restructuring expenses, and sale of assets, which are not part of Mattel’s core business. Adjusted operating income (loss) is presented to provide additional perspective on underlying trends in Mattel’s core operating results, which Mattel believes is useful supplemental information for investors to be able to gauge and compare Mattel’s current business performance from one period to another.
Adjusted earnings (loss) per share
Adjusted earnings (loss) per share represents Mattel’s reported diluted earnings (loss) per common share, adjusted to exclude the impact of the net sales reversal and bad debt expense, net resulting from the Toys “R” Us bankruptcy and liquidation, as referenced above, asset impairments, non-recurring executive compensation, severance and restructuring expenses, and sale of assets, which are not part of Mattel’s core business. The aggregate tax effect of the adjustments is calculated by tax effecting the adjustments by the current effective tax rate, and dividing by the reported weighted average number of common and potential common shares. Adjusted earnings (loss) per share is presented to provide additional perspective on underlying trends in Mattel’s core business. Mattel believes it is useful supplemental information for investors to gauge and compare Mattel’s current earnings results from one period to another. Adjusted earnings (loss) per share is a performance measure and should not be used as a measure of liquidity.
EBITDA and Adjusted EBITDA
EBITDA represents Mattel’s net income (loss), adjusted to exclude the impact of interest expense, taxes, depreciation and amortization. Adjusted EBITDA represents EBITDA adjusted to exclude the impact of the net sales reversal and bad debt expense, net resulting from the Toys “R” Us bankruptcy and liquidation, as referenced above, asset impairments, share-based compensation, severance and restructuring expenses, and sale of assets, which are not part of Mattel’s core business. Mattel believes EBITDA and Adjusted EBITDA are useful supplemental information for investors to gauge and compare Mattel’s business performance to other companies in our industry with similar capital structures. The presentation of Adjusted EBITDA differs from how we will calculate EBITDA for purposes of covenant compliance under the indenture governing our 6.75% senior notes due 2025 and the syndicated facility agreement governing our senior secured revolving credit facilities. Because of these limitations, EBITDA and Adjusted EBITDA should not be considered as measures of discretionary cash available to us to invest in the growth of our business. As a result, we rely primarily on our GAAP results and use EBITDA and Adjusted EBITDA only supplementally.

NEWS RELEASE

Constant currency
Percentage changes in results expressed in constant currency are presented excluding the impact from changes in currency exchange rates. To present this information, Mattel calculates constant currency information by translating current period and prior period results for entities reporting in currencies other than the US dollar using consistent exchange rates. The constant currency exchange rates are determined by Mattel at the beginning of each year and are applied consistently during the year. They are generally different from the actual exchange rates in effect during the current or prior period due to volatility in actual foreign exchange rates. Mattel considers whether any changes to the constant currency rates are appropriate at the beginning of each year. The exchange rates used for these constant currency calculations are generally based on prior year actual exchange rates. The difference between the current period and prior period results using the consistent exchange rates reflects the changes in the underlying performance results, excluding the impact from changes in currency exchange rates. Mattel analyzes constant currency results to provide additional perspective on changes in underlying trends in Mattel’s operating performance. Mattel believes that the disclosure of the percentage change in constant currency is useful supplemental information for investors to be able to gauge Mattel’s current business performance and the longer term strength of its overall business since foreign currency changes could potentially mask underlying sales trends. The disclosure of the percentage change in constant currency enhances investor’s ability to compare financial results from one period to another.

MATTEL, INC. AND SUBSIDIARIES	EXHIBIT I

CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)1

	For the Three Months Ended June 30,						For the Six Months Ended June 30,
	2018		2017[2]		Yr / Yr % Change as Reported	Yr / Yr % Change in Constant Currency	2018		2017[2]		Yr / Yr % Change as Reported	Yr / Yr % Change in Constant Currency
(In millions, except per share and percentage information)	$ Amt	% Net Sales	$ Amt	% Net Sales			$ Amt	% Net Sales	$ Amt	% Net Sales
Net Sales	$840.7		$974.5		-14%	-14%	$1,549.1		$1,710.1		-9%	-11%
Cost of sales	587.5	69.9%	574.8	59.0%	2%		1,077.0	69.5%	1,031.6	60.3%	4%
Gross Profit	253.2	30.1%	399.7	41.0%	-37%	-33%	472.1	30.5%	678.5	39.7%	-30%	-30%
Advertising and promotion expenses	82.4	9.8%	95.5	9.8%	-14%		153.2	9.9%	169.1	9.9%	-9%
Other selling and administrative expenses	360.0	42.8%	353.2	36.2%	2%		784.6	50.6%	684.0	40.0%	15%
Operating Loss	(189.2)	-22.5%	(49.0)	-5.0%	286%	255%	(465.8)	-30.1%	(174.6)	-10.2%	167%	158%
Interest expense	43.5	5.2%	21.9	2.2%	99%		84.5	5.5%	43.9	2.6%	93%
Interest (income)	(1.7)	-0.2%	(2.3)	-0.2%	-26%		(4.8)	-0.3%	(4.8)	-0.3%	2%
Other non-operating expense, net	3.1		5.1				2.5		5.7
Loss Before Income Taxes	(234.0)	-27.8%	(73.7)	-7.6%	217%	205%	(547.9)	-35.4%	(219.4)	-12.8%	150%	146%
Provision (benefit) for income taxes	6.9		(17.6)				4.3		(50.1)
Net Loss	$(240.9)	-28.7%	$(56.1)	-5.8%	330%		$(552.2)	-35.6%	$(169.3)	-9.9%	226%
Net Loss Per Common Share - Basic	$(0.70)		$(0.16)				$(1.60)		$(0.49)
Weighted average number of common shares	344.6		343.1				344.5		343.0
Net Loss Per Common Share - Diluted	$(0.70)		$(0.16)				$(1.60)		$(0.49)
Weighted average number of common and potential common shares	344.6		343.1				344.5		343.0

1 Amounts may not foot due to rounding.
2 Other selling and administrative expenses, operating loss, and other non-operating expense, net have been retrospectively restated to reflect the adoption of Accounting Standards Update 2017-07, Improving the Presentation of Net Periodic Pension Cost and Net Periodic Postretirement Benefit Cost.

MATTEL, INC. AND SUBSIDIARIES	EXHIBIT II

CONDENSED CONSOLIDATED BALANCE SHEETS1

	June 30,		December 31,
	2018	2017	2017
(In millions)	(Unaudited)
Assets
Cash and equivalents	$228.6	$275.4	$1,079.2
Accounts receivable, net	780.1	917.7	1,128.6
Inventories	715.3	935.9	600.7
Prepaid expenses and other current assets	327.3	373.6	303.1
Total current assets	2,051.3	2,502.6	3,111.6
Property, plant, and equipment, net	719.7	807.8	785.3
Other noncurrent assets	2,282.4	2,857.5	2,341.6
Total Assets	$5,053.4	$6,167.9	$6,238.5

Liabilities and Stockholders’ Equity
Short-term borrowings	$80.0	$506.8	$—
Current portion of long-term debt	—	250.0	250.0
Accounts payable and accrued liabilities	1,014.3	1,001.3	1,364.3
Income taxes payable	3.1	4.4	9.5
Total current liabilities	1,097.4	1,762.5	1,623.8
Long-term debt	2,848.2	1,885.7	2,873.1
Other noncurrent liabilities	443.8	452.3	484.1
Stockholders’ equity	664.0	2,067.4	1,257.5
Total Liabilities and Stockholders’ Equity	$5,053.4	$6,167.9	$6,238.5

SUPPLEMENTAL BALANCE SHEET AND CASH FLOW DATA (Unaudited)1

	June 30,
(In millions, except days and percentage information)	2018	2017
Key Balance Sheet Data:
Accounts receivable, net days of sales outstanding (DSO)	84	85

	Six months ended June 30,
(In millions)	2018	2017
Condensed Cash Flow Data:
Cash flows (used for) operating activities	$(557)	$(549)
Cash flows (used for) investing activities	(85)	(106)
Cash flows (used for) provided by financing activities and other	(209)	61
Decrease in cash and equivalents	$(851)	$(594)

1 Amounts may not foot due to rounding.

MATTEL, INC. AND SUBSIDIARIES	EXHIBIT III

WORLDWIDE GROSS SALES INFORMATION (Unaudited)1
RECONCILIATION OF GAAP AND NON-GAAP FINANCIAL MEASURES

	For the Three Months Ended June 30,				For the Six Months Ended June 30,

(In millions, except percentage information)	2018	2017	% Change as Reported	% Change in Constant Currency	2018	2017	% Change as Reported	% Change in Constant Currency
Worldwide Gross Sales:
Net Sales	$840.7	$974.5	-14%	-14%	$1,549.1	$1,710.1	-9%	-11%
Sales Adjustments[2]	113.4	94.0			205.0	173.0
Gross Sales	$954.1	$1,068.5	-11%	-11%	$1,754.1	$1,883.1	-7%	-8%

Worldwide Gross Sales by Brand:
Power Brands
Barbie	$170.7	$152.2	12%	12%	$323.4	$275.6	17%	15%
Hot Wheels	167.3	138.4	21	22	312.2	264.1	18	17
Fisher-Price and Thomas & Friends	236.2	275.9	-14	-15	424.0	481.0	-12	-13
American Girl	45.2	67.3	-33	-33	112.6	153.1	-26	-27
Total Power Brands	$619.4	$633.8	-2	-2	$1,172.3	$1,173.7	—	-2

Toy Box
Owned Brands	$159.9	$176.8	-10	-10	$290.6	$316.2	-8	-10
Partner Brands	174.7	258.0	-32	-32	291.2	393.2	-26	-27
Total Toy Box	$334.7	$434.7	-23	-23	$581.8	$709.4	-18	-19

Total Gross Sales	$954.1	$1,068.5	-11%	-11%	$1,754.1	$1,883.1	-7%	-8%

1 Amounts may not foot due to rounding.
2 Sales adjustments are not allocated to individual products. As such, net sales are not presented on a brand level.

MATTEL, INC. AND SUBSIDIARIES	EXHIBIT IV

GROSS SALES BY SEGMENT (Unaudited)1
RECONCILIATION OF GAAP AND NON-GAAP FINANCIAL MEASURES

	For the Three Months Ended June 30,				For the Six Months Ended June 30,

(In millions, except percentage information)	2018	2017	% Change as Reported	% Change in Constant Currency	2018	2017	% Change as Reported	% Change in Constant Currency
North America Segment Gross Sales:
Net Sales	$412.7	$482.6	-14%	-15%	$738.9	$824.8	-10%	-11%
Sales Adjustments[2]	30.2	24.7			52.4	44.8
Gross Sales	$442.9	$507.3	-13%	-13%	$791.3	$869.6	-9%	-9%

North America Segment Gross Sales by Brand:
Power Brands
Barbie	$69.2	$67.5	2%	2%	$129.6	$114.4	13%	13%
Hot Wheels	70.8	55.5	28	27	134.3	109.0	23	23
Fisher-Price and Thomas & Friends	128.5	150.9	-15	-15	228.3	259.8	-12	-12
Total Power Brands	$268.4	$273.9	-2	-2	$492.3	$483.3	2	2

Toy Box
Owned Brands	$79.9	$96.9	-18	-18	$137.1	$168.2	-18	-19
Partner Brands	94.5	136.4	-31	-31	161.9	218.1	-26	-26
Total Toy Box	$174.5	$233.3	-25	-25	$299.0	$386.3	-23	-23

Total Gross Sales	$442.9	$507.3	-13%	-13%	$791.3	$869.6	-9%	-9%

1 Amounts may not foot due to rounding.
2 Sales adjustments are not allocated to individual products. As such, net sales are not presented on a brand level.

MATTEL, INC. AND SUBSIDIARIES	EXHIBIT V

GROSS SALES BY SEGMENT (Unaudited)1
RECONCILIATION OF GAAP AND NON-GAAP FINANCIAL MEASURES

	For the Three Months Ended June 30,				For the Six Months Ended June 30,

(In millions, except percentage information)	2018	2017	% Change as Reported	% Change in Constant Currency	2018	2017	% Change as Reported	% Change in Constant Currency
Total International Segment Gross Sales:
Net Sales	$384.8	$428.7	-10%	-10%	$702.0	$740.2	-5%	-8%
Sales Adjustments[2]	81.9	65.0			148.8	119.8
Gross Sales	$466.7	$493.7	-5%	-5%	$850.8	$860.0	-1%	-4%

International Segment Gross Sales:
Europe[3]
Net Sales	$140.5	$152.4	-8%	-13%	$277.1	$284.2	-2%	-11%
Sales Adjustments[2]	30.8	25.9			62.5	50.6
Gross Sales	$171.3	$178.2	-4%	-9%	$339.7	$334.8	1%	-8%

Latin America
Net Sales	$116.8	$118.1	-1%	7%	$180.2	$177.6	1%	6%
Sales Adjustments[2]	21.7	16.2			32.8	26.5
Gross Sales	$138.6	$134.3	3%	12%	$213.0	$204.1	4%	9%

Global Emerging Markets[3]
Net Sales	$127.5	$158.3	-19%	-19%	$244.7	$278.4	-12%	-13%
Sales Adjustments[2]	29.3	22.9			53.5	42.8
Gross Sales	$156.8	$181.2	-13%	-13%	$298.1	$321.2	-7%	-9%

International Segment Gross Sales by Brand:
Power Brands
Barbie	$101.6	$84.6	20%	20%	$193.8	$161.1	20%	16%
Hot Wheels	96.5	82.9	16	19	178.0	155.0	15	13
Fisher-Price and Thomas & Friends	107.7	125.1	-14	-14	195.6	221.2	-12	-15
American Girl	0.8	—			0.8	—
Total Power Brands	$306.6	$292.6	5	5	$568.2	$537.3	6	3

Toy Box
Owned Brands	$79.9	$79.6	—	—	$153.4	$147.7	4	—
Partner Brands	80.2	121.6	-34	-34	129.3	175.1	-26	-28
Total Toy Box	$160.1	$201.2	-20	-21	$282.6	$322.8	-12	-16

Total Gross Sales	$466.7	$493.7	-5%	-5%	$850.8	$860.0	-1%	-4%

1 Amounts may not foot due to rounding.
2 Sales adjustments are not allocated to individual products. As such, net sales are not presented on a brand level.
3 Prior period balances have been reclassified to conform with current period presentation. Refer to Note 23, Segment Information, in the Form 10-Q for additional information.

MATTEL, INC. AND SUBSIDIARIES	EXHIBIT VI

GROSS SALES BY SEGMENT (Unaudited)1
RECONCILIATION OF GAAP AND NON-GAAP FINANCIAL MEASURES

	For the Three Months Ended June 30,				For the Six Months Ended June 30,

(In millions, except percentage information)	2018	2017	% Change as Reported	% Change in Constant Currency	2018	2017	% Change as Reported	% Change in Constant Currency
American Girl Segment Gross Sales:
Net Sales	$43.2	$63.2	-32%	-32%	$108.2	$145.1	-25%	-26%
Sales Adjustments[2]	1.4	4.3			3.9	8.4
Gross Sales	$44.6	$67.5	-34%	-34%	$112.0	$153.5	-27%	-27%

1 Amounts may not foot due to rounding.
2 Sales adjustments are not allocated to individual products. As such, net sales are not presented on a brand level.

MATTEL, INC. AND SUBSIDIARIES	EXHIBIT VII

SUPPLEMENTAL FINANCIAL INFORMATION (Unaudited)1
RECONCILIATION OF GAAP AND NON-GAAP FINANCIAL MEASURES

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
(In millions, except per share and percentage information)	2018	2017[2]	2018	2017[2]
Net Sales
Net Sales, As Reported	$840.7	$974.5	$1,549.1	$1,710.1
Adjustments:
Toys “R” Us Net Sales Reversal[3]	—	—	29.5	—
Net Sales, As Adjusted	$840.7	$974.5	$1,578.6	$1,710.1

Gross Profit
Gross Profit, As Reported	$253.2	$399.7	$472.1	$678.5
Gross Margin	30.1%	41.0%	30.5%	39.7%
Adjustments:
Toys “R” Us Net Sales Reversal[3]	—	—	29.5	—
Asset Impairments	2.8	—	$5.8	$—
Gross Profit, As Adjusted	$256.0	$399.7	$507.4	$678.5
Adjusted Gross Margin	30.4%	41.0%	32.1%	39.7%

Other Selling and Administrative Expenses
Other Selling and Administrative Expenses, As Reported	$360.0	$353.2	$784.6	$684.0
% of Net Sales	42.8%	36.2%	50.6%	40.0%
Adjustments:
Toys “R” Us Bad Debt Expense, Net[3]	7.0	—	(50.3)	—
Asset Impairments	(4.3)	—	(6.1)	—
Non-recurring Executive Compensation	—	(2.8)	(1.0)	(4.7)
Severance and Restructuring Expenses	(47.8)	(5.8)	(72.7)	(8.8)
Sale of Assets	—	—	1.4	—
Other Selling and Administrative Expenses, As Adjusted	$314.9	$344.6	$655.9	$670.5
% of Net Sales	37.5%	35.4%	41.6%	39.2%

Operating Loss
Operating Loss, As Reported	$(189.2)	$(49.0)	$(465.8)	$(174.6)
Adjustments:
Toys “R” Us Net Sales Reversal & Bad Debt Expense, Net[3]	(7.0)	—	79.8	—
Asset Impairments	7.1	—	11.9	—
Non-recurring Executive Compensation	—	2.8	1.0	4.7
Severance and Restructuring Expenses	47.8	5.8	72.7	8.8
Sale of Assets	—	—	(1.4)	—
Operating Loss, As Adjusted	$(141.3)	$(40.4)	$(301.8)	$(161.1)

1Amounts may not foot due to rounding.
2Other selling and administrative expenses, operating loss, and other non-operating expense, net have been retrospectively restated to reflect the adoption of Accounting Standards Update 2017-07, Improving the Presentation of Net Periodic Pension Cost and Net Periodic Postretirement Benefit Cost.
3As a result of the Toys "R" Us liquidation, Mattel reversed Net Sales for the estimated uncollectible portion of its outstanding receivables originating from first quarter 2018 sales. As such, Gross Profit, As Reported includes the Cost of Sales for the inventory sold to Toys "R" Us but excludes the corresponding Net Sales. Additionally, Mattel recorded Bad Debt Expense, Net for the estimated uncollectible portion of its outstanding receivables, net of recoveries. Refer to Non-GAAP Financial Measures for more information.

MATTEL, INC. AND SUBSIDIARIES	EXHIBIT VII

SUPPLEMENTAL FINANCIAL INFORMATION (Unaudited)1
RECONCILIATION OF GAAP AND NON-GAAP FINANCIAL MEASURES

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
(In millions, except per share and percentage information)	2018	2017[2]	2018	2017[2]
Earnings Per Share
Net Loss Per Common Share, As Reported	$(0.70)	$(0.16)	$(1.60)	$(0.49)
Adjustments:
Toys “R” Us Net Sales Reversal & Bad Debt Expense, Net[3]	(0.02)	—	0.23	—
Asset Impairments	0.02	—	0.03	—
Non-recurring Executive Compensation	—	0.01	—	0.01
Severance and Restructuring Expenses	0.14	0.02	0.21	0.03
Tax Effect of Adjustments[4]	—	(0.01)	(0.03)	(0.01)
Net Loss Per Common Share, As Adjusted	$(0.56)	$(0.14)	$(1.16)	$(0.46)

EBITDA and Adjusted EBITDA
Net Loss, As Reported	$(240.9)	$(56.1)	$(552.2)	$(169.3)
Adjustments:
Interest Expense	43.5	21.9	84.5	43.9
Provision (benefit) for Income Taxes	6.9	(17.6)	4.3	(50.1)
Depreciation	58.9	58.9	117.4	118.2
Amortization	9.5	5.5	19.7	10.7
EBITDA	(122.1)	12.5	(326.2)	(46.6)
Adjustments:
Toys “R” Us Net Sales Reversal & Bad Debt Expense, Net[3]	(7.0)	—	79.8	—
Asset Impairments	7.1	—	11.9	—
Shared-based compensation	8.0	17.9	22.4	30.6
Severance and Restructuring Expenses	47.8	5.8	72.7	8.8
Sale of Assets	—	—	(1.4)	—
Adjusted EBITDA	$(66.2)	$36.2	$(140.8)	$(7.2)

1 Amounts may not foot due to rounding.
2 Other selling and administrative expenses, operating loss, and other non-operating expense, net have been retrospectively restated to reflect the adoption of Accounting Standards Update 2017-07, Improving the Presentation of Net Periodic Pension Cost and Net Periodic Postretirement Benefit Cost.
3 As a result of the Toys "R" Us liquidation, Mattel reversed Net Sales for the estimated uncollectible portion of its outstanding receivables originating from first quarter 2018 sales. As such, Gross Profit, As Reported includes the Cost of Sales for the inventory sold to Toys "R" Us but excludes the corresponding Net Sales. Additionally, Mattel recorded Bad Debt Expense, Net for the estimated uncollectible portion of its outstanding receivables, net of recoveries. Refer to Non-GAAP Financial Measures for more information.
4 The aggregate tax effect of the adjustments is calculated by tax effecting the adjustments by the current effective tax rate, and dividing by the reported weighted average number of common and potential common shares. For the three and six months ended June 30, 2018, adjustments for the U.S. and certain International affiliates were not tax effected because of the valuation allowance on deferred tax assets.